Exhibit 99.1

                 McDermott Reports Third Quarter 2007
                               Results

      Net Income of $140.4 million, $0.61 per fully diluted share

       Continued project execution produces outstanding results, Expecting 4th Quarter to complete strong 2007


    HOUSTON--(BUSINESS WIRE)--Nov. 7, 2007--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") today reported net income of $140.4 million, or $0.61 per diluted share, for the 2007 third quarter, compared to net income of $102.7 million, or $0.45 per diluted share, for the corresponding period in 2006. Weighted average common shares outstanding on a fully diluted basis were approximately
228.9 million and 228.3 million in the quarters ended September 30, 2007 and September 30, 2006, respectively. For 2006, the Company's common shares outstanding and earnings per share are adjusted to reflect the 2-for-1 stock split effected in September 2007.

    McDermott's revenues in the third quarter of 2007 were $1,324.0 million, compared to $1,118.3 million in the corresponding period in 2006. The 18.4 percent growth in Company revenues, compared to a year ago, was led by the Offshore Oil & Gas Construction segment which increased $142 million, or 32.3 percent. The revenues in the Power Generation Systems and Government Operations segments increased 6.2 percent and 20.3 percent, respectively.

    Operating income was $155.2 million in the 2007 third quarter, a
25.0 percent improvement compared to $124.1 million in the 2006 third quarter. The increase in operating income is attributable to continued exceptional performance within the Offshore Oil & Gas Construction segment combined with improved results from the Power Generation Systems segment.

    "Our employees' continued commitment to outstanding project execution again produced superior results for our shareholders," said Bruce W. Wilkinson, Chairman of the Board and Chief Executive Officer of McDermott. "With the continued strength of McDermott's Offshore Oil & Gas Construction business, we believe the 2007 fourth quarter will complete a remarkably strong year at McDermott."

    At September 30, 2007, McDermott's consolidated backlog was $9.3 billion, compared to $8.6 billion at September 30, 2006 and $8.9 billion at June 30, 2007.

    RESULTS OF OPERATIONS

    2007 Third Quarter Compared to 2006 Third Quarter

    Offshore Oil & Gas Construction Segment

    Revenues in the Offshore Oil & Gas Construction segment were $582.2 million in the 2007 third quarter, compared to $440.2 million for the same period a year ago. The year-over-year increase in revenues resulted from a higher workload in the Middle East and Americas regions, in addition to increased worldwide marine activities.

    Segment income for the 2007 third quarter was $88.1 million, compared to $58.3 million in the 2006 third quarter. Major areas contributing to third quarter 2007 segment income include activities in the Middle East and Asia Pacific regions and projects within worldwide marine operations, including related settlements, change orders and contract close outs.

    At September 30, 2007, segment backlog was $4.9 billion, compared to backlog of $4.0 billion and $4.6 billion at September 30, 2006 and June 30, 2007, respectively.

    Power Generation Systems Segment

    Revenues in the Power Generation Systems segment for the third quarter 2007 were $567.2 million, compared to $534.1 million reported in the third quarter of 2006. The year-over-year improvement resulted from increased boiler activity and replacement part orders.

    Segment income for the 2007 third quarter was $49.4 million, compared to $37.0 million in the 2006 third quarter. Major areas contributing to third quarter 2007 segment income include utility steam system fabrication, industrial boiler, parts and service activities, including related settlements, change orders and contract close outs.

    At September 30, 2007, segment backlog was $3.0 billion compared to backlog of $3.2 billion and $2.8 billion at September 30, 2006 and June 30, 2007, respectively.

    Government Operations Segment

    Revenues in the Government Operations segment were $177.2 million in the 2007 third quarter, compared to $147.3 million for the same period a year ago. The improvement was primarily due to higher volumes in the manufacture of nuclear components for certain U.S. Government programs, including revenues from the recent acquisition of Marine Mechanical Corporation in April 2007.

    Segment income for the 2007 third quarter was $25.2 million, compared to $34.6 million in the 2006 third quarter. Major items contributing to the third quarter 2007 segment income include the manufacture of nuclear components for certain U.S. Government programs and the management and operations of various U.S. Government sites. In the third quarter of 2006, segment income benefited from the recognition of cost savings in backlog associated with the combination of two prior operating divisions into the Nuclear Operations Division.

    At September 30, 2007, segment backlog was $1.4 billion, compared to backlog of $1.4 billion and $1.5 billion at September 30, 2006 and June 30, 2007, respectively.

    Corporate

    Unallocated corporate expenses were $7.6 million in the 2007 third quarter, compared to $5.8 million in the 2006 third quarter. The increase was primarily related to higher stock based compensation expenses due to McDermott's 30.1 percent stock price increase during the third quarter, as well as other increased general corporate expenses.

    Other Income and Expense

    The Company's other income for the third quarter of 2007 was $13.6 million, compared to other income of $7.5 million in the third quarter of 2006.

    OTHER INFORMATION

    About the Company

    McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott's customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees.

    Forward-Looking Statements

    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues and our optimism for the continued strength of our Offshore Oil & Gas Construction segment and completion of a strong 2007. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including, but not limited to, adverse changes in the markets in which we operate, our inability to successfully execute on contracts in backlog or that awards and contracts in backlog may not otherwise result in the expected revenues. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 2006.

    Conference Call to Discuss 2007 Third Quarter Earnings Release

    Date: Thursday, November 8, 2007, at 9:00 a.m. ET (8:00 a.m. CST)

    Live Webcast: Investor Relations section of Web site at www.mcdermott.com

    Replay: Available for two weeks in the investor relations section of www.mcdermott.com



                    McDERMOTT INTERNATIONAL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                                         (Unaudited)
                          (In thousands, except per share amounts)


Revenues               $1,324,018  $1,118,260  $4,105,594  $2,812,097
----------------------------------------------------------------------

Costs and Expenses:
  Cost of operations    1,067,437     900,351   3,278,055   2,244,880
  (Gains) losses on
   asset disposals and
   impairments - net         (630)         28      (2,380)     14,949
  Selling, general and
   administrative
   expenses               114,538     104,091     327,525     272,926
----------------------------------------------------------------------
  Total Costs and
   Expenses             1,181,345   1,004,470   3,603,200   2,532,755
----------------------------------------------------------------------

Equity in Income of
 Investees                 12,477      10,310      27,026      25,197
----------------------------------------------------------------------

Operating Income          155,150     124,100     529,420     304,539
----------------------------------------------------------------------

Other Income (Expense):
  Interest income          17,272      16,644      45,411      36,646
  Interest expense         (3,476)     (4,992)    (18,431)    (22,403)
  IRS interest expense
   adjustment                   -         421           -      11,011
  Loss on early
   retirement of debt           -           -           -     (49,016)
  Other expense - net        (205)     (4,609)     (5,050)    (10,608)
----------------------------------------------------------------------
  Total Other Income
   (Expense)               13,591       7,464      21,930     (34,370)
----------------------------------------------------------------------

Income from Continuing
 Operations before
 Provision for Income
 Taxes                    168,741     131,564     551,350     270,169

Provision for Income
 Taxes                     28,333      28,897     103,507      78,059
----------------------------------------------------------------------

Income from Continuing
 Operations               140,408     102,667     447,843     192,110

Income from
 Discontinued
 Operations                     -           -           -      12,894
----------------------------------------------------------------------

Net Income             $  140,408  $  102,667  $  447,843  $  205,004
======================================================================

Earnings per Common
 Share:
  Basic:
    Income from
     Continuing
     Operations        $     0.63  $     0.47  $     2.01  $     0.88
    Income from
     Discontinued
     Operations        $     0.00  $     0.00  $     0.00  $     0.06
    Net Income         $     0.63  $     0.47  $     2.01  $     0.94
  Diluted:
    Income from
     Continuing
     Operations        $     0.61  $     0.45  $     1.96  $     0.84
    Income from
     Discontinued
     Operations        $     0.00  $     0.00  $     0.00  $     0.06
    Net Income         $     0.61  $     0.45  $     1.96  $     0.90
======================================================================




                    McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION


                         Three Months Ended       Nine Months Ended
                            September 30,           September 30,
                          2007        2006        2007        2006
                       ----------- ----------- ----------- -----------
                                  (Unaudited; In Thousands)

REVENUES
 Offshore Oil and Gas
  Construction         $  582,168  $  440,164  $1,712,414  $1,134,451
 Government Operations    177,215     147,337     506,340     471,816
 Power Generation
  Systems                 567,173     534,074   1,896,178   1,211,807
 Adjustments and
  Eliminations             (2,538)     (3,315)     (9,338)     (5,977)
----------------------------------------------------------------------
  TOTAL                $1,324,018  $1,118,260  $4,105,594  $2,812,097
----------------------------------------------------------------------

SEGMENT INCOME
 Offshore Oil and Gas
  Construction         $   88,143  $   58,262  $  300,402  $  145,943
 Government Operations     25,207      34,648      89,635      91,773
 Power Generation
  Systems                  49,376      36,965     168,204      89,750
----------------------------------------------------------------------
                          162,726     129,875     558,241     327,466
 Corporate                 (7,576)     (5,775)    (28,821)    (22,927)
----------------------------------------------------------------------
  TOTAL                $  155,150  $  124,100  $  529,420  $  304,539
----------------------------------------------------------------------

EQUITY IN INCOME (LOSS)
 OF INVESTEES (1)
 Offshore Oil and Gas
  Construction         $   (1,082) $     (677) $   (2,938) $   (2,058)
 Government Operations      6,615       6,464      19,607      18,963
 Power Generation
  Systems                   6,944       4,523      10,357       8,292
----------------------------------------------------------------------
  TOTAL                $   12,477  $   10,310  $   27,026  $   25,197
----------------------------------------------------------------------

DEPRECIATION &
 AMORTIZATION (1)
 Offshore Oil and Gas
  Construction         $   21,997  $    7,511  $   37,056  $   19,798
 Government Operations      5,259       3,481      13,633      10,093
 Power Generation
  Systems                   5,071       4,908      15,564      11,446
 Corporate                    279         209         855         726
----------------------------------------------------------------------
  TOTAL                $   32,606  $   16,109  $   67,108  $   42,063
----------------------------------------------------------------------

CAPITAL EXPENDITURES
 Offshore Oil and Gas
  Construction         $   46,761  $   23,613  $  136,929  $   69,863
 Government Operations      2,859       3,697       7,732      11,122
 Power Generation
  Systems                  10,467       9,878      31,269      17,985
 Corporate                  5,697         173       5,873       2,777
----------------------------------------------------------------------
  TOTAL                $   65,784  $   37,361  $  181,803  $  101,747
----------------------------------------------------------------------

BACKLOG
 Offshore Oil and Gas
  Construction         $4,905,011  $4,014,670  $4,905,011  $4,014,670
 Government Operations  1,366,905   1,376,701   1,366,905   1,376,701
 Power Generation
  Systems               3,048,323   3,202,147   3,048,323   3,202,147
----------------------------------------------------------------------
  TOTAL                $9,320,239  $8,593,518  $9,320,239  $8,593,518
----------------------------------------------------------------------




(1) Included in Segment Income (Loss) above.




                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS


                                 September 30,       December 31,
                                     2007                2006
                              ------------------- -------------------
                                  (Unaudited)
                                          (In thousands)

            ASSETS
Current Assets:
  Cash and cash equivalents            $  735,599          $  600,843
  Restricted cash and cash
   equivalents                             98,295             106,674
  Investments                             248,089             172,171
  Accounts receivable - trade,
   net                                    761,341             668,310
  Accounts and notes
   receivable - unconsolidated
   affiliates                              33,227              29,825
  Accounts receivable - other              95,769              48,041
  Contracts in progress                   217,641             230,146
  Inventories                              94,428              77,769
  Deferred income taxes                   120,575             180,234
  Other current assets                     87,100              39,461
---------------------------------------------------------------------

  Total Current Assets                  2,492,064           2,153,474
---------------------------------------------------------------------

Property, Plant and Equipment           1,966,456           1,525,187
  Less accumulated
   depreciation                         1,071,111           1,011,693
---------------------------------------------------------------------

  Net Property, Plant and
   Equipment                              895,345             513,494
---------------------------------------------------------------------

Investments                               159,610             121,914
---------------------------------------------------------------------

Goodwill                                  149,229              89,226
---------------------------------------------------------------------

Deferred Income Taxes                     226,497             260,341
---------------------------------------------------------------------

Long-Term Income Tax
 Receivable                                 2,958             299,786
---------------------------------------------------------------------

Other Assets                              269,081             195,527
---------------------------------------------------------------------

  TOTAL                                $4,194,784          $3,633,762
=====================================================================




                    McDERMOTT INTERNATIONAL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' EQUITY


                                 September 30,        December 31,
                                      2007                2006
                              -------------------- -------------------
                                  (Unaudited)
                                           (In thousands)
Current Liabilities:
  Notes payable and current
   maturities of long-term
   debt                                $    6,555          $  257,492
  Accounts payable                        462,828             407,094
  Accrued employee benefits               273,791             246,182
  Accrued liabilities - other             220,241             185,762
  Accrued contract cost                   111,050             110,992
  Advance billings on
   contracts                            1,392,893           1,116,118
  Accrued warranty expense                102,041              79,077
  Income taxes payable                     42,332              58,557
----------------------------------------------------------------------

  Total Current Liabilities             2,611,731           2,461,274
----------------------------------------------------------------------

Long-Term Debt                             10,653              15,242
----------------------------------------------------------------------

Accumulated Postretirement
 Benefit Obligation                        99,630             100,316
----------------------------------------------------------------------

Self-Insurance                             80,929              84,704
----------------------------------------------------------------------

Pension Liability                         248,590             372,504
----------------------------------------------------------------------

Other Liabilities                         155,700             156,621
----------------------------------------------------------------------

Commitments and Contingencies

Stockholders' Equity:
  Common stock, par value
   $1.00 per share, authorized
   400,000,000 shares; issued
   231,159,285 at September
   30, 2007 and 227,794,618 at
   December 31, 2006                      231,159             227,795
  Capital in excess of par
   value                                1,161,571           1,100,384
  Accumulated deficit                     (23,008)           (458,886)
  Treasury stock at cost,
   5,867,590 shares at
   September 30, 2007 and
   6,025,418 shares at
   December 31, 2006                      (63,962)            (60,581)
  Accumulated other
   comprehensive loss                    (318,209)           (365,611)
----------------------------------------------------------------------

  Total Stockholders' Equity              987,551             443,101
----------------------------------------------------------------------

  TOTAL                                $4,194,784          $3,633,762
======================================================================




                    McDERMOTT INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                         Nine Months Ended
                                           September 30,
                                     2007                 2006
                              -------------------  -------------------
                                            (Unaudited)
                                           (In thousands)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net Income                            $  447,843            $ 205,004
----------------------------------------------------------------------
  Depreciation and
   amortization                           67,108               42,063
  Income of investees, less
   dividends                             (10,196)              (9,329)
  (Gains) losses on asset
   disposals and impairments -
   net                                    (2,380)              14,949
  Gain on sale of business                     -              (13,786)
  Provision for deferred taxes            73,485              264,681
  Excess tax benefits from FAS
   123(R) stock-based
   compensation                          (27,234)             (18,126)
  Other                                   27,916               20,625
  Changes in assets and
   liabilities, net of effects
   of acquisitions and
   divestitures:
     Accounts receivable                (129,353)              44,853
     Income tax receivable               262,185             (236,291)
     Net contracts in progress
      and advance billings on
      contracts                          287,980              179,440
     Accounts payable                     46,522               36,401
     Income taxes                        (22,514)              10,817
     Accrued and other current
      liabilities                         47,003               17,888
     Pension liability,
      accumulated
      postretirement benefit
      obligation and accrued
      employee benefits                  (78,728)             (16,757)
     Other, net                          (30,359)              17,233
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                              959,278              559,665
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Decrease in restricted cash
 and cash equivalents                      8,379               70,968
Purchases of property, plant
 and equipment                          (181,803)            (101,747)
Acquisition of businesses, net
 of cash acquired                       (334,457)                   -
Net (increase) decrease in
 available-for-sale securities          (106,151)              44,683
Proceeds from asset disposals              4,582               21,516
Cash acquired from the
 reconsolidation of The
 Babcock & Wilcox Company                      -              164,200
Other                                     (2,016)              (2,612)
----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                   (611,466)             197,008
----------------------------------------------------------------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Issuance of long-term debt                     -                  592
Payment of long-term debt               (255,629)            (237,066)
Issuance of common stock                  12,683               17,804
Payment of debt issuance costs            (3,468)              (8,654)
Excess tax benefits from FAS
 123(R) stock-based
 compensation                             27,234               18,126
Other                                          4                1,624
----------------------------------------------------------------------
NET CASH USED IN FINANCING
 ACTIVITIES                             (219,176)            (207,574)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE
 CHANGES ON CASH                           6,120                1,957
NET INCREASE IN CASH AND CASH
 EQUIVALENTS                             134,756              551,056
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF PERIOD                     600,843               19,263
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT
 END OF PERIOD                        $  735,599            $ 570,319
======================================================================
SUPPLEMENTAL DISCLOSURES OF
 CASH FLOW INFORMATION:
Cash paid during the period
 for:
  Interest (net of amount
   capitalized)                       $   23,896            $  33,212
  Income taxes (net of
   refunds)                           $ (223,285)           $  17,720
======================================================================



    CONTACT: McDermott International, Inc.
             Investor Relations & Corporate Communications
             Vice President
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com
             or
             Manager
             Robby Bellamy, 281-870-5165
             rbellamy@mcdermott.com